================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                               ----------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 8, 1994

                           CORESTATES FINANCIAL CORP
              (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                   0-6879                  23-1899716
     (STATE OR OTHER              (COMMISSION               (IRS EMPLOYEE
     JURISDICTION OF              FILE NUMBER)           IDENTIFICATION NO.)
     INCORPORATION)

                              CENTRE SQUARE WEST,
                              1500 MARKET STREET
                       PHILADELPHIA, PENNSYLVANIA   19101
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

          REGISTRANT'S TELEPHONE, INCLUDING AREA CODE: (215) 973-3806


         (FORMER NAME AND FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

ITEM 5. OTHER EVENTS.

  As previously announced, CoreStates Financial Corp ("CoreStates") and Independence Bancorp, Inc. ("Independence") have entered into a definitive agreement, dated November 19, 1993, providing for CoreStates to acquire Independence pursuant to an exchange of stock ("the Merger"). Under the terms of the agreement, each of Independence's 11.7 million shares of common stock will be exchanged for 1.5 shares of CoreStates' common stock, assuming that the average price of CoreStates' common stock over a pricing period prior to closing is $27 per share or less. If the average price of CoreStates' common stock is $28 or more, the exchange ratio will be 1.45 shares of CoreStates' common stock for each Independence share. If the average price of CoreStates' common stock falls between $27 and $28, the exchange ratio will be determined by dividing $40.50 by the average price of CoreStates' common stock. CoreStates also has received an option to purchase up to 9.9% of Independence's common stock if certain contingencies occur.

  The transaction, which will be accounted for as a pooling of interests, is subject to certain conditions, including the receipt of regulatory and shareholder approval. The special meeting of shareholders of Independence will be held on June 27, 1994.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

 (a) Financial Statements
  (1.) Interim condensed consolidated financial statements of Independence
       Bancorp, Inc.:                                                      Page
       (i)   Consolidated Balance Sheet as of March 31, 1994 (Unaudited)     3
       (ii)  Consolidated Statements of Income For the Three Months
             Ended March 31, 1994 and 1993  (Unaudited)                      4
       (iii) Consolidated Statements of Changes in Shareholders' Equity
             For the Three Months Ended March 31, 1994 and 1993 (Unaudited)  5
       (iv)  Consolidated Statements of Cash Flows for the Three Months
             Ended March 31, 1994 and 1993 (Unaudited)                       6
       (v)   Notes to Interim Consolidated Financial Statements
             (Unaudited)                                                  7-10


  (2.) Year-end consolidated financial statements of Independence
       Bancorp, Inc.:                                                      Page
       (i)   Consolidated Balance Sheet as of December 31, 1993             11
       (ii)  Consolidated Statement of Income for the Year Ended
             December 31, 1993                                              12
       (iii) Consolidated Statement of Changes in Shareholders' Equity
             for the Year Ended December 31, 1993                           13
       (iv)  Consolidated Statement of Cash Flows for the Year Ended
             December 31, 1993                                              14
       (v)   Notes to the December 31, 1993 Consolidated Financial
             Statements                                                  15-30
       (vi)  Report of Coopers & Lybrand                                    31


                                          Corestates Financial Corp
                                                  (Registrant)


                                          By:       /s/ David T. Walker
                                              ---------------------------------
                                                        David T. Walker
                                                     Deputy Chief Counsel

Dated: June 8, 1994

Independence Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet (Unaudited)
(Dollars in thousands, except per share data)

March 31,                                                    1994
- -----------------------------------------------------------------------
Assets
Cash and due from banks                                      $114,600
Interest-bearing deposits with banks                           42,395
Federal funds sold (including term federal funds sold
  of $16,000)                                                  88,500
Other short-term investments                                    7,469
Mortgages held for sale                                        22,448
Investments available-for-sale                                559,160
Loans (net of unearned income of $31,620)                   1,652,945
  Less: Allowance for possible loan losses                     33,016
- -----------------------------------------------------------------------
     Net loans                                              1,619,929
Premises and equipment, net                                    33,051
Accrued income and other assets                                67,925
- -----------------------------------------------------------------------
Total Assets                                               $2,555,477
                                                         ==============

Liabilities
Deposits
  Demand - non-interest-bearing                              $374,626
  Demand - interest-bearing                                   249,246
  Savings                                                     913,759
  Time                                                        538,629
  Time over $100,000                                           52,409
- -----------------------------------------------------------------------
     Total deposits                                         2,128,669
Short-term borrowings
  Securities sold under agreements to repurchase               41,246
  Other short-term borrowings                                  10,160
- -----------------------------------------------------------------------
     Total short-term borrowings                               51,406
Long-term borrowings                                          132,880
Accrued expenses and other liabilities                         28,870
- -----------------------------------------------------------------------
Total Liabilities                                           2,341,825
                                                         --------------

Commitment and Contingent Liabilities

Shareholders' Equity
Preferred stock, par value $100 per share;
  authorized 2,500,000 shares, none issued                        ---
Common stock, par value $2.50 per share;
  authorized 50,000,000; issued 11,718,502                     29,296
Surplus                                                        92,606
Retained earnings                                              94,140
Treasury stock, 152,742 shares at cost                         (2,390)
- -----------------------------------------------------------------------
Total Shareholders' Equity                                    213,652
                                                         --------------
Total Liabilities and Shareholders' Equity                 $2,555,477
                                                         ==============

The accompanying notes are an integral part of these financial statements.

Independence Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

Three Months Ended March 31,                                               1994          1993
- ---------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                                  $33,179       $34,709
Interest on investment securities
  Taxable                                                                     7,314         9,153
  Exempt from federal income tax                                                337           244
  Dividends                                                                     132           163
Interest on mortgages held for sale                                             658           697
Interest on other investments                                                   777           753
- ---------------------------------------------------------------------------------------------------
   Total Interest Income                                                     42,397        45,719
                                                                           ------------------------

Interest Expense
Demand - interest-bearing                                                       962         1,218
Savings                                                                       5,913         6,485
Time                                                                          5,390         7,323
Time over $100,000                                                              833         1,160
Short-term borrowings                                                           317           865
Long-term borrowings                                                          2,168         1,889
- ---------------------------------------------------------------------------------------------------
   Total Interest Expense                                                    15,583        18,940
                                                                           ------------------------
   Net Interest Income                                                       26,814        26,779
Provision for possible loan losses                                            1,905         3,225
- ---------------------------------------------------------------------------------------------------
   Net Interest Income after Provision for Possible Loan Losses              24,909        23,554
                                                                           ------------------------

Non-Interest Income
Trust income                                                                  1,227         1,163
Service charges on deposit accounts                                           2,423         2,249
Other service charges and fees                                                1,891         1,791
Securities gains (losses)                                                       (13)         (173)
Gains on sales of mortgages held for sale                                       586           891
Other income                                                                    449           667
- ---------------------------------------------------------------------------------------------------
   Total Non-Interest Income                                                  6,563         6,588
                                                                           ------------------------

Non-Interest Expense
Salaries                                                                      8,828         9,265
Employee benefits                                                             2,702         2,448
Net occupancy expense                                                         1,741         1,663
Furniture and equipment expense                                               1,415         1,545
Data processing expense                                                       1,329         1,325
Insurance expense                                                             1,541         1,565
Other real estate expense                                                     1,257           322
Other expense                                                                 4,119         4,620
- ---------------------------------------------------------------------------------------------------
   Total Non-Interest Expense                                                22,932        22,753
                                                                           ------------------------
     Income Before Taxes and Effect of Cumulative Change in Accounting
       Method                                                                 8,540         7,389
Income taxes                                                                  2,647         2,158
                                                                           ------------------------
     Income Before Effect of Cumulative Change in Accounting Method           5,893         5,231
Cumulative change in accounting method for recognition of impairment
  losses, net of tax                                                         (3,430)          ---
                                                                           ------------------------
     Net Income                                                              $2,463        $5,231
                                                                           ========================

Per Share Data
  Primary
     Income before effect of cumulative change in accounting method           $0.50         $0.46
     Cumulative change in accounting method for recognition of impairment
       losses                                                                 (0.29)          ---
     Net Income                                                                0.21          0.46
  Cash dividends paid                                                          0.29          0.29

Average Primary Common Shares Outstanding                                11,683,928    11,493,009

The accompanying notes are an integral part of these financial statements.

Independence Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity (Unaudited) (Dollars in thousands, except per share data)

                                                            Common                     Retained      Treasury
Three Months Ended March 31, 1993 and 1994                   Stock        Surplus      Earnings        Stock          Total
- ------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                  $28,611       $86,828       $95,009       ($2,393)     $208,055
Net income                                                                                  5,231                       5,231
Cash dividends paid ($1.16 per share)                                                      (3,289)                     (3,289)
Change in unrealized loss on
     marketable equity securities                                                             250                         250
Exercise of stock options (91,838 shares)                         229         1,525                                     1,754
Dividend reinvestment plan and employee
  stock purchase plan (21,133 shares)                              53           437                                       490
- ------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1993                                     $28,893       $88,790       $97,201       ($2,393)     $212,491
                                                          ====================================================================

Balance at December 31, 1993                                  $29,188       $91,659      $103,521       ($2,390)     $221,978
Net income                                                                                  2,463                       2,463
Cash dividends paid ($1.16 per share)                                                      (3,343)                     (3,343)
Cash dividends declared, unpaid ($1.16 per share)                                          (3,351)                     (3,351)
Unrealized holding loss of investments available-for-sale,
      net of tax of $2,773                                                                 (5,150)                     (5,150)
Conversion of subordinated debentures (827 shares)                  2            28                                        30
Exercise of stock options (42,575 shares)                         106           919                                     1,025
- ------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1994                                     $29,296       $92,606       $94,140       ($2,390)     $213,652
                                                          ====================================================================

The accompanying notes are an integral part of these financial statements.

Independence Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Three Months Ended March 31,                                   1994          1993
- -------------------------------------------------------------------------------------
Operating Activities
Net income                                                     $2,463        $5,231
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Net amortization of premiums and discounts                   808         1,281
     Amortization of deferred fees and costs                     (180)         (236)
     Provision for possible loan losses                         1,905         3,225
     Securities losses                                             13           173
     Impairment losses on residuals                             5,276           ---
     Provision for depreciation and amortization                1,197         1,249
     Provision net of (gains) losses on sales of other
         real estate owned                                        934           287
     Proceeds from sales of mortgages held for sale            63,553        54,610
     Gains on sales of mortgages                                 (581)         (891)
     Originations of mortgages held for sale                  (30,863)      (34,413)
     Gains on sales of portfolio loans                           (114)         (112)
     Net increase in taxes receiveable                          2,647         2,118
     Net decrease in deferred tax debits                       (1,846)          ---
     Net (increase) decrease in accrued income and other
         assets                                                (5,087)          654
     Net decrease in accrued expense and other liabilities     (6,379)       (7,445)
- -------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities             33,746        25,731
- -------------------------------------------------------------------------------------

Investing Activities
     Net (increase) decrease in term federal funds sold       (11,000)        4,000
     Net decrease in interest-bearing deposits with banks       3,636         2,520
     Net decrease in other short-term investments               7,239         5,199
     Proceeds from sales of investments held for sale             ---           519
     Purchases of investment securities                       (57,961)     (103,616)
     Proceeds from sales of securities available-for-sale       6,378           ---
     Proceeds from maturities and calls of investment
         securities                                            66,609        79,193
     Proceeds from sale of other real estate owned              1,299         2,486
     Proceeds from sales of portfolio loans                    10,401         3,542
     Net decrease in loans                                     23,995         3,804
     Premises and equipment expenditures                         (341)         (729)
- -------------------------------------------------------------------------------------
         Net Cash Provided (Used) by Investing Activities      50,255        (3,082)
- -------------------------------------------------------------------------------------

Financing Activities
     Net increase (decrease) in demand and savings deposits     7,949       (34,720)
     Net decrease in time deposits                            (32,426)      (68,654)
     Net increase (decrease) in short-term borrowings         (10,824)       11,166
     Proceeds from issuance of long-term debt                     ---        10,000
     Repayment of long-term borrowings                         (1,344)          (28)
     Proceeds from dividend reinvestment and
         employee stock purchase and option plans               1,025         2,244
     Cash dividends paid                                       (3,343)       (3,289)
- -------------------------------------------------------------------------------------
         Net Cash Used by Financing Activities                (38,963)      (83,281)
- -------------------------------------------------------------------------------------
         Increase (Decrease) in Cash and Cash Equivalents      45,038       (60,632)
         Cash and Cash Equivalents at Beginning of Year       142,062       212,932
- -------------------------------------------------------------------------------------
         Cash and Cash Equivalents at End of Period          $187,100      $152,300
                                                          ===========================

Supplemental disclosures
     Interest paid                                            $16,187       $19,191
     Net income taxes paid                                        ---           ---
     Noncash transactions:
          Transfer of loans to other real estate owned          1,300         2,015
          Transfer of mortgages held for sale to
              residential mortgages                             2,562         1,547

The accompanying notes are an integral part of these financial statements.

INDEPENDENCE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE 1
ACCOUNTING AND REPORTING POLICIES

The accounting and financial reporting policies of Independence Bancorp, Inc. (Independence) and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The consolidated financial statements include the accounts of Independence and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Additional significant accounting policies are presented in the notes to the financial statements included in the Independence 1993 Annual Report to Shareholders.

During the first quarter of 1994, Independence recognized a $3.4 million after-tax impairment loss on certain mortgage securities. The loss was the result of a write-down to fair value of these securities, which were deemed to be impaired. This resulted from a recent Financial Accounting Standards Board
(FASB) interpretation of a 1993 accounting change, Statement of Financial Accounting Standards No. 115 (SFAS No. 115). The interpretation, reached by a consensus of the FASB Emerging Issues Task Force in March 1994, requires more definitive criteria for recognition of impairment losses on these types of securities.

Certain data for prior years has been reclassified to conform to the current year's presentation. These reclassifications had no effect on net income. Tabular information below is presented in thousands of dollars.

NOTE 2
PROPOSED TRANSACTION

In the fourth quarter of 1993, Independence and CoreStates Financial Corp ("CoreStates") entered into an agreement and plan of merger (the "Merger Agreement") and a stock option agreement (the "Stock Option Agreement"). This transaction is subject to approval by various regulatory agencies and Independence's shareholders and the satisfaction of all closing conditions. The following information is qualified in its entirety by reference to the Merger Agreement and Stock Option Agreement which were filed in the Independence Form 8-K of November 19, 1993. Under the terms of the Merger Agreement, each shareholder of Independence will receive for each Independence Common Share a number of CoreStates Common Shares determined as follows: (i) if the Average Closing Price (as defined in the Merger Agreement) of CoreStates Common Shares on the Determination Date (as defined in the Merger Agreement) is less than or equal to $27.00 per share, the exchange ratio will be 1.50; (ii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than or equal to $28.00 per share, the exchange ratio will be 1.45; or, (iii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than $27.00 but less than $28.00 per share, the exchange ratio will be determined by dividing $40.50 by the Average Closing Price. As a condition to CoreStates entering into the Merger Agreement, and in consideration thereof, Independence and CoreStates entered into the Stock Option Agreement, entitling CoreStates, under certain circumstances to purchase up to 1,130,000 authorized but unissued shares of Independence Common Stock at an exercise price of $33.50, subject to termination within certain periods, in cash.

While Independence has utilized a long-term work out strategy for all of its assets in the belief that value could be maximized over time, CoreStates' strategy is to seek to dispose of certain assets via bulk sale, individual credit direct negotiation or foreclosure, in an accelerated manner. It is CoreStates' philosophy that this change maximizes the total value of the proposed transaction and allows the ongoing institution to concentrate upon new franchise initiatives and revenue generation. In CoreStates' experience, a strategy that involves the accelerated resolution of problem assets has been more economical than a long-term work out approach. It has been CoreStates' experience that the costs of working out assets as well as other carrying costs typically outweigh any improvement in an asset's realized value. Furthermore, resources and management time and attention are diverted away from building the business and creating long-term franchise value. CoreStates currently estimates that in connection with the change in strategic direction and to conform Independence's loan, accrual and reserve policies to those of CoreStates, it will take an addition to the allowance for possible loan losses of approximately $25.0 million and an addition to the reserve against other real estate owned of approximately $5.0 million. Accordingly, pro forma shareholders' equity will be reduced by $19.5 million, the after-tax effect of the estimated provisions. CoreStates currently estimates that the assets related to the $30.0 million in estimated aggregate provisions will be disposed of within eighteen months of the effective date of the proposed transaction. The carrying value of these assets is approximately $120.0 million and the estimated provisions represent 25% of this amount.

NOTE 3
CASH AND DUE FROM BANKS

The Federal Reserve requires maintenance of certain average reserve balances for all financial institutions. In addition, commercial banks maintain compensating balances, most of which are not required, but are used to offset specific charges for check clearing and other services. At March 31, 1994, required compensating and reserve balances were $41.5 million.

NOTE 4
INVESTMENT SECURITIES

The carrying values and fair values of investments available-for-sale as of March 31, 1994, were as follows:

                                               Unrealized  Unrealized
                                    Carrying    Holding      Holding      Fair
                                      Value      Gains       Losses      Value
                                    --------------------------------------------
U.S. Treasury                       $  3,159       $  ---    $    (28)  $  3,131
U.S. Government agencies and
 corporations                         13,144           87         (73)    13,158
State and municipal                   74,561          140      (1,112)    73,589
Foreign Government securities            250          ---         ---        250
Corporate securities                  69,774          ---      (1,066)    68,708
Mortgage-backed securities           306,875          916      (7,793)   299,998
Other securities                      90,657          139      (1,223)    89,573
Equity securities                     10,763           46         (56)    10,753
                                    --------------------------------------------
Subtotal                             569,183       $1,328    $(11,351)  $559,160
                                                 ===============================
Less: Net unrealized holding
 losses                              (10,023)
                                    --------
Total                               $559,160
                                    ========

Proceeds from sales of investments held for sale were $519,000 for the first quarter of 1993. Gains of $6,000 and losses of $7,000 were realized on these sales in the first quarter of 1993.

Proceeds from sales of debt securities for the first quarter of 1994 were $6.4 million. Gains of $25,000 and losses of $38,000 were realized on these sales. There were no sales of debt securities in the first quarter of 1993. There were no sales of marketable equity securities during the first quarters of 1994 and 1993.

At March 31, 1994, the amortized cost and fair value of mortgage residual securities were $7.3 million and $7.7 million, respectively. An impairment loss of $5.3 million was recognized against these securities during the first quarter of 1994. As discussed in Note 1, this resulted from a recent FASB interpretation of SFAS No. 115. At March 31, 1993, write-downs of $172,000 were recognized on these investments and were included in securities gains and losses.

At March 31, 1994, assets having a book value of $162.0 million were pledged to collateralize deposits of public funds and for other purposes.

NOTE 5
LOANS AND LEASE FINANCING

Loans and lease financing at March 31, 1994 were classified as follows:

                             March 31, 1994
                             ---------------
Commercial                       $  569,744
Real estate--construction            36,308
Mortgage--commercial                247,603
Mortgage--residential                92,432
Installment loans                   649,150
Lease financing                      89,328
                                 ----------
Total                             1,684,565
Unearned income                     (31,620)
                                 ----------
Total net loans                  $1,652,945
                                 ==========

NOTE 6
ALLOWANCE FOR POSSIBLE LOAN LOSSES

Independence reviews the adequacy of its allowance for possible loan losses each quarter through a detailed analysis of various factors. Consideration is given to changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and current and anticipated economic conditions that may affect borrowers' ability to pay.

Transactions in the allowance for possible loan losses are summarized below:

Three months ended March 31,           1994
- ---------------------------------------------
Balance at beginning of period        $33,056
Charge-offs:
   Commercial                           1,840
   Real estate--construction              ---
   Mortgage--commercial                    94
   Mortgage--residential                   11
   Installment loans                      346
   Lease financing                         96
- ---------------------------------------------
Total charge-offs                       2,387
- ---------------------------------------------
Recoveries:
   Commercial                             231
   Real estate--construction                9
   Mortgage--commercial                    10
   Installment loans                      153
   Lease financing                         39
- ---------------------------------------------
Total recoveries                          442
- ---------------------------------------------
Net charge-offs                         1,945
Provision for possible loan losses      1,905
- ---------------------------------------------
Balance at end of period              $33,016
                                      =======

NOTE 7
NONPERFORMING ASSETS

The following table presents risk elements in the loan portfolio by type. Nonperforming assets consist of nonaccrual loans, restructured loans and holdings of other real estate. Loans are placed in nonaccrual status when management determines that uncertainty of interest collection exists, but payment of principal is not impaired. When uncertainty of collection of principal exists, the asset is written down to its net realizable value. Restructured loans are those that have been formally renegotiated due to the financial weakness of the borrower.

                                   March 31, 1994
                                   --------------
Accruing loans 90 days past due           $ 4,732
Nonaccrual loans                           19,894
Restructured debt                           1,586
Other real estate owned                    15,170

NOTE 8
INCOME TAXES

The provision for federal income taxes is less than the amount determined using the statutory rate of 35% due primarily to tax-exempt interest on certain loans and investment securities.

NOTE 9
COMMITMENTS AND CONTINGENCIES

Various legal proceedings are pending against Independence and its subsidiaries. Management does not anticipate any material financial impact as a result of these actions.

In the normal course of business, Independence uses off-balance-sheet instruments to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, recourse arrangements, commitments to sell and purchase mortgage loans and mortgage-backed securities, interest rate swaps, caps and forward rate agreements. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

                                                           Contract or Notional Amount
                                                                        March 31, 1994
                                                                        --------------
Financial instruments whose contract amounts represent potential risk:
   Commitments to extend credit                                               $459,519
   Standby letters of credit                                                    33,315
   Loans sold with recourse                                                      9,143

Financial instruments whose contractual or notional amounts exceed the amount of potential credit risk:
   Interest rate swaps maturing within one year                                 80,000
   Interest rate swaps maturing beyond one year                                312,500
   Purchased option contacts                                                    80,000

Commitments to sell mortgage loans and mortgage-backed securities               17,430

Independence Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet
(Dollars in thousands, except per share data)

December 31,                                                                     1993
- ------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                          $120,462
Interest-bearing deposits with banks                                               46,084
Federal funds sold (including term federal funds sold of $5,000)                   26,600
Other short-term investments                                                       14,430
Mortgages held for sale                                                            57,119
Investments available-for-sale                                                    588,004
Loans (net of unearned income of $31,750)                                       1,687,997
  Less: Allowance for possible loan losses                                         33,056
- ------------------------------------------------------------------------------------------
     Net loans                                                                  1,654,941
Premises and equipment, net                                                        33,907
Accrued income and other assets                                                    61,878
- ------------------------------------------------------------------------------------------
Total Assets                                                                   $2,603,425
                                                                              ============

Liabilities
Deposits
  Demand - non-interest-bearing                                                  $383,890
  Demand - interest-bearing                                                       248,195
  Savings                                                                         897,597
  Time                                                                            554,493
  Time over $100,000                                                               68,890
- ------------------------------------------------------------------------------------------
     Total deposits                                                             2,153,065
Short-term borrowings
  Securities sold under agreements to repurchase                                   51,774
  Other short-term borrowings                                                      10,456
- ------------------------------------------------------------------------------------------
     Total short-term borrowings                                                   62,230
Long-term borrowings                                                              134,254
Accrued expenses and other liabilities                                             31,898
- ------------------------------------------------------------------------------------------
Total Liabilities                                                               2,381,447
                                                                              ------------

Commitments and Contingent Liabilities

Shareholders' Equity
Preferred stock, par value $100 per share;
  authorized 2,500,000 shares, none issued                                            ---
Common stock, par value $2.50 per share;
  authorized 50,000,000; issued 11,675,100                                         29,188
Surplus                                                                            91,659
Retained earnings                                                                 103,521
Treasury stock, 152,742 shares at cost                                             (2,390)
- ------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                        221,978
                                                                              ------------
Total Liabilities and Shareholders' Equity                                     $2,603,425
                                                                              ============

The accompanying notes are an integral part of these financial statements.

Independence Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
(Dollars in thousands, except per share data)

Year Ended December 31,                                                          1993
- -----------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                                       $138,935
Interest on investment securities
  Taxable                                                                          30,242
  Exempt from federal income tax                                                    1,094
  Dividends                                                                           724
Interest on mortgages held for sale                                                 3,234
Interest on other investments                                                       3,056
- -----------------------------------------------------------------------------------------
   Total Interest Income                                                          177,285
                                                                                 --------

Interest Expense
Demand - interest-bearing                                                           4,543
Savings                                                                            24,908
Time                                                                               26,018
Time over $100,000                                                                  4,258
Short-term borrowings                                                               2,652
Long-term borrowings                                                                8,289
- -----------------------------------------------------------------------------------------
   Total Interest Expense                                                          70,668
                                                                                 --------
   Net Interest Income                                                            106,617
Provision for possible loan losses                                                 11,201
- -----------------------------------------------------------------------------------------
   Net Interest Income after Provision for Possible Loan Losses                    95,416
                                                                                 --------
Non-Interest Income
Trust income                                                                        4,487
Service charges on deposit accounts                                                 9,510
Other service charges and fees                                                      6,824
Securities gains                                                                      362
Recoveries on certain bonds                                                           155
Gains on sales of mortgages                                                         3,958
Other income                                                                        4,080
- -----------------------------------------------------------------------------------------
   Total Non-Interest Income                                                       29,376
                                                                                 --------
Non-Interest Expense
Salaries                                                                           37,444
Employee benefits                                                                   9,054
Net occupancy expense                                                               6,656
Furniture and equipment expense                                                     5,772
Data processing expense                                                             5,363
Insurance expense                                                                   6,113
State taxes                                                                         2,669
Other real estate expense                                                           2,425
Other expense                                                                      18,105
- -----------------------------------------------------------------------------------------
   Total Non-Interest Expense                                                      93,601
                                                                                 --------
     Income Before Taxes                                                           31,191
Income taxes                                                                        8,312
                                                                                 --------
     Net Income                                                                   $22,879
                                                                                 ========

Per Share Data
Net income                                                                          $1.98
Cash dividends paid                                                                  1.16

Average Common Shares Outstanding                                              11,529,824

The accompanying notes are an integral part of these financial statements.

Independence Bancorp, Inc. and Subsidiaries
Consolidated Statement
of Changes in Shareholders' Equity
(Dollars in thousands, except per share data)

                                                        Common                  Retained         Treasury
Year Ended December 31, 1993                            Stock       Surplus     Earnings           Stock        Total
- -----------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                             $28,611      $86,828       $95,009        ($2,393)     $208,055

Net income                                                                         22,879                       22,879
Cash dividends paid ($1.16 per share)                                             (13,252)                     (13,252)
Change in unrealized loss on
     marketable equity securities                                                     250                          250
Adjustment to unrealized holding loss of investments
     available-for-sale, net of tax of $735                                        (1,365)                      (1,365)
Treasury stock issued (217 shares)                                                                     3             3
Corporate tax benefit related to exercise stock options                 445                                        445
Exercise of stock options (160,678 shares)                 402        2,823                                      3,225
Dividend reinvestment plan and employee
  stock purchase plan (70,119 shares)                      175        1,563                                      1,738
- -----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                           $29,188      $91,659      $103,521        ($2,390)     $221,978
                                                     ==================================================================

The accompanying notes are an integral part of these financial statements.

Independence Bancorp, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(Dollars in thousands)

Year Ended December 31,                                                            1993
- ------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                        $22,879
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Net amortization of premiums and discounts                                     6,204
     Amortization of deferred fees and costs                                         (363)
     Provision for possible loan losses                                            11,201
     Securities (gains) losses                                                       (362)
     Recoveries on certain bonds                                                     (155)
     Gains on sales of loans                                                         (542)
     Provision for depreciation and amortization                                    4,890
     Provision net of (gains) losses on sales of other real estate owned            2,425
     Proceeds from sales of mortgages held for sale                               262,223
     Gains on sales of mortgages                                                   (3,958)
     Originations of mortgages held for sale                                     (278,894)
     Net increase (decrease) in taxes receiveable                                   1,672
     Net increase in deferred tax debits                                             (717)
     Net (increase) decrease in accrued income and other assets                    10,304
     Net decrease in accrued expense and other liabilities                         (4,217)
- ------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                 32,590
- ------------------------------------------------------------------------------------------

Investing Activities
     Net (increase) decrease in term federal funds sold                            (1,000)
     Net decrease in interest-bearing deposits with banks                           2,261
     Net decrease in other short-term investments                                   2,935
     Proceeds from sales of investments held for sale                               2,832
     Purchases of investment securities                                          (457,972)
     Proceeds from sales of investment securities                                 206,263
     Proceeds from maturities and calls of investment securities                  317,444
     Proceeds from sale of other real estate owned                                  8,300
     Net (increase) decrease in loans                                             (39,776)
     Premises and equipment expenditures                                           (2,947)
- ------------------------------------------------------------------------------------------
         Net Cash Provided by Investing Activities                                 38,340
- ------------------------------------------------------------------------------------------

Financing Activities
     Net increase in demand and savings deposits                                   56,829
     Net decrease in time deposits                                               (153,215)
     Net increase (decrease) in short-term borrowings                             (67,143)
     Proceeds from issuance of long-term debt                                      30,148
     Repayment of long-term borrowings                                               (133)
     Proceeds from dividend reinvestment and
         employee stock purchase and option plans                                   4,966
     Cash dividends paid                                                          (13,252)
- ------------------------------------------------------------------------------------------
         Net Cash Used by Financing Activities                                   (141,800)
- ------------------------------------------------------------------------------------------
         Increase (Decrease) in Cash and Cash Equivalents                         (70,870)
         Cash and Cash Equivalents at Beginning of Year                           212,932
- ------------------------------------------------------------------------------------------
         Cash and Cash Equivalents at End of Year                                $142,062
                                                                              ============

Supplemental disclosures
     Interest paid                                                                $74,249
     Net income taxes paid                                                          7,100
     Noncash transactions:
          Transfer of loans to other real estate owned                              9,452
          Transfer of mortgages held for sale to residential mortgages             10,249

The accompanying notes are an integral part of these financial statements.

INDEPENDENCE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and financial reporting policies of Independence Bancorp, Inc. ("Independence") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant of these policies. Tabular information is presented in thousands of dollars.

Basis of Presentation

The consolidated financial statements include the accounts of Independence and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Mortgages Held for Sale

Mortgages held for sale are carried at the lower of aggregate cost or market value, net of the effect of hedging transactions. Gains and losses on mortgages held for sale are included in non-interest income.

Investments

In the fourth quarter of 1993, Independence adopted Statement of Financial Accounting Standards ("SFAS") No. 115. Prior year's investment securities and investments held for sale were not changed. The effect of adopting SFAS No. 115 resulted in an unrealized holding loss of $2.1 million against the investment portfolio. Retained earnings was affected by the unrealized holding loss, net of tax, of $1.4 million. Adoption of SFAS No. 115 had no effect on net income.

The decision to purchase or sell investments is based on management's assessment of various factors such as foreseeable economic conditions, including interest rates, and the interest rate risk, liquidity and capital position of Independence. Independence has classified all investments as available-for-sale since it anticipates that these securities would be available to be sold in response to the above foreseeable economic conditions. Investments available-for-sale are held at fair value; unrealized holding gains and losses are recognized in non-interest income when these securities are sold.

Investments consist of debt and equity securities. Debt securities are adjusted for amortization of premiums and accretion of discounts to maturity date.
Income is recognized on stated rates or rates computed by estimating future cash flows of the instrument. Gains and losses on sales of investment securities, including write-downs on mortgage residual securities, are included in securities gains and losses and are calculated on a specific identification basis.

Financial Futures, Swaps and Options

Financial futures contracts, interest rate swaps, caps, forward rate agreements and option contracts are principally used to hedge assets and liabilities from changes in interest rates. Gains and losses on financial futures contracts, and the results of interest rate swaps, caps, forward rate agreements and options contracts designated as hedges, are deferred, recorded on the balance sheet and recognized over the life of the hedged asset or liability as an adjustment to the related interest income or expense. If the asset or liability being hedged is disposed of, any unamortized gain or loss on the hedging instrument is included in the determination of the gain or loss from the disposition.

Loans and Lease Financing

Loans are stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. Income is accrued on the principal amount outstanding. Accrual of interest is discontinued when, in management's judgement, collection of interest or principal is questionable.

Loan origination fees and direct loan origination costs are deferred and amortized by the interest method over the life of each loan. The unamortized balance of these fees and costs are included as part of the loan balance to which it relates. The amortized amounts recognized as an adjustment of yield are reported in interest income. Certain other loan fees are amortized on a straight-line basis and are reported in non-interest income.

Allowance for Possible Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged-off are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb possible loan losses based on evaluations of loan collectibility and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and current and anticipated economic conditions that may affect borrowers' ability to pay.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful life of the asset, limited in the case of leasehold improvements to the lease term, using the straight-line method.

Other Real Estate Owned

Other real estate owned represents properties acquired through customers' loan defaults. The real estate is stated at an amount equal to the loan balance prior to foreclosure, plus costs incurred for improvements to the property, but no more than the fair market value of the property, less estimated costs to sell.

Income Taxes

Independence accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Independence's financial statements or tax returns. In estimating future tax consequences, Independence generally considers all expected future events other than enactments of changes in the tax law or rates. A valuation allowance may be provided for the deferred tax assets to the extent that it is more likely than not that they will not be realized.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding and the assumed exercise of stock options using the treasury stock method to the extent that the effect is dilutive.

Fully diluted earnings per share are based on net income increased by interest expense (net of tax) on outstanding convertible subordinated debentures, unless the effect on fully diluted earnings per share is antidilutive. The weighted average number of shares outstanding is increased by the assumed conversion of outstanding convertible subordinated debentures and the assumed exercise of stock options using the treasury stock method to the extent that the effect is dilutive. Fully-diluted earnings are not presented on the income statement if the reduction is less than three percent.

Cash Flow Statement

For purposes of the statement of cash flows, Independence considers cash and due from banks and federal funds sold, excluding term federal funds sold, as cash and cash equivalents.

NOTE 2
PROPOSED TRANSACTION

In the fourth quarter of 1993, Independence and CoreStates Financial Corp ("CoreStates") entered into an agreement and plan of merger (the "Merger Agreement") and a stock option agreement (the "Stock Option Agreement"). This transaction is subject to approval by various regulatory agencies and Independence's shareholders and the satisfaction of all closing conditions. The following information is qualified in its entirety by reference to the Merger Agreement and Stock Option Agreement which were filed in the Independence Form 8-K of November 19, 1993. Under the terms of the Merger Agreement, each shareholder of Independence will receive for each Independence Common Share a number of CoreStates Common Shares determined as follows: (i) if the Average Closing Price (as defined in the Merger Agreement) of CoreStates Common Shares on the Determination Date (as defined in the Merger Agreement) is less than or equal to $27.00 per share, the exchange ratio will be 1.50; (ii) if the Average Closing Price of CoreStates Common Share on the Determination Date is greater than or equal to $28.00 per share, the exchange ratio will be 1.45; or, (iii) if the Average Closing Price of CoreStates Common Shares on the Determination Date is greater than $27.00 but less than $28.00 per share, the exchange ratio will be determined by dividing $40.50 by the Average Closing Price. As a condition to CoreStates entering into the Merger Agreement, and in consideration thereof, Independence and CoreStates entered into the Stock Option Agreement, entitling CoreStates, under certain circumstances to purchase up to 1,130,000 authorized but unissued shares of Independence Common Stock at an exercise price of $33.50, subject to termination within certain periods, in cash.

While Independence has utilized a long-term workout strategy for all of its assets in the belief that value could be maximized over time, CoreStates' strategy is to seek to dispose of certain assets via bulk sale, individual credit direct negotiation or foreclosure, in an accelerated manner. It is CoreStates' philosophy that this change maximizes the total value of the proposed transaction and allows the ongoing institution to concentrate upon new franchise initiatives and revenue generation. In CoreStates' experience, a strategy that involves the accelerated resolution of problem assets has been more economical than a long-term workout approach. It has been CoreStates' experience that the costs of working out assets as well as other carrying costs typically outweigh any improvement in an asset's realized value. Furthermore, resources and management time and attention are diverted away from building the business and creating long-term franchise value.
Independence currently estimates that in connection with the change in strategic direction and to conform its loan, accrual and reserve policies to those of CoreStates, Independence will make an addition to the allowance for possible loan losses of $25.0 million and an addition to the reserve against other real estate owned of approximately $5.0 million. Independence currently estimates that the assets related to the $30.0 million in estimated aggregate provisions will be disposed of within eighteen months of the effective date of the merger. The carrying value of these assets is approximately $120.0 million and the estimated provisions represent 25% of this amount. In addition, $24.2 million of closing and consolidation costs are expected due to the merger. Accordingly, pro forma shareholders' equity will be reduced by $35.2 million, the after-tax effect of the estimated provisions and costs.

NOTE 3
CASH AND DUE FROM BANKS

The Federal Reserve Bank requires maintenance of certain average reserve balances for all financial institutions. In addition, commercial banks maintain compensating balances, most of which are not required, but are used to offset specific charges for check clearing and other services. At December 31, 1993, required compensating and reserve balances were $41.5 million.

NOTE 4
INVESTMENT SECURITIES

The carrying values and fair values of investments available-for-sale as of December 31, 1993 were as follows:

                                            Unrealized  Unrealized
                                 Carrying   Holding     Holding       Fair
                                   Value    Gains       Losses        Value
                                 --------------------------------------------
U.S. Treasury                    $  2,003     $      3    $    ---   $  2,006
U.S. Government agencies
   and corporations                13,651          250          (9)    13,892
State and municipal                64,194          779        (167)    64,806
Foreign Government securities         250          ---         ---        250
Corporate securities               80,327            8        (279)    80,056
Mortgage-backed securities        311,828        2,863      (5,711)   308,980
Other securities                  107,559          477        (344)   107,692
Equity securities                  10,292           63         (33)    10,322
                                 --------------------------------------------
Subtotal                          590,104     $  4,443    $ (6,543)  $588,004
                                                =============================
Less: Net unrealized
      holding losses               (2,100)
                                 --------
Total                            $588,004
                                 ========

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1993 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                           DECEMBER 31, 1993
                                          -------------------
                                          Amortized    Fair
                                            Cost       Value
                                          -------------------
Due in one year or less                    $ 72,630  $ 72,635
Due after one year through five years       112,261   112,246
Due after five years through ten years       22,281    22,432
Due after ten years                          60,812    61,389
Mortgage-backed securities                  311,828   308,980
                                           ------------------
Total debt securities                      $579,812  $577,682
                                           ==================

The amortized cost and fair value of mortgage residual securities were $13.3 million and $8.3 million at December 31, 1993. Write-downs of $4.0 million were recognized in 1993 on these investments and are included in securities gains and losses.

Proceeds from sales and calls of debt securities and investments held for sale were $201.9 million during 1993. Gains of $3.7 million and losses of $132,000 were realized on these sales in 1993. Net realized gains of $746,000 on the sales of marketable equity securities were recognized in 1993.

In 1993, Independence received additional payments due to previous settlements on certain bonds of $155,000, which were recorded in non-interest income.

At December 31, 1993, assets having a book value of $187.2 million were pledged to collateralize deposits of public funds and for other purposes.

In 1993, Independence held no securities that, in the aggregate from any issuer (excluding the U.S. Government and its agencies), were in excess of 10.0% of shareholders' equity. Independence held $18.1 million, or 3.1% of total investment securities at December 31, 1993, of bank or bank holding company securities which could be affected by the condition of the general economy and the banking industry. Independence's investment policy requires that all new purchases have at least a long-term rating of A. In addition, Independence held interest-bearing deposits with banks, federal funds sold, bank notes, banker's acceptances and commercial paper totaling $87.1 million at December 31, 1993 which would be similarly affected by the status of the banking industry. These investments are principally short-term in nature and require a minimum A2/P2 rating at the time of purchase.

NOTE 5
LOANS AND LEASE FINANCING

Loans were classified as follows:

                                    DECEMBER 31, 1993
                                    ------------------
Commercial                              $  577,516
Real estate - construction                  40,706
Mortgages - commercial                     257,710
Mortgages - residential                    103,946
Installment loans to individuals           655,538
Lease financing                             84,331
                                        ----------
Total                                    1,719,747
Unearned income                            (31,750)
                                        ----------
Total net loans                         $1,687,997
                                        ==========

It is the practice of Independence to lend primarily in its trade area which consists principally of eastern Pennsylvania. Independence, to a large extent, extends credit collateralized by real estate. This includes residential and commercial mortgages, residential and commercial construction loans, home equity loans and commercial loans collateralized by real estate. These lending activities could be similarly affected changes in the general economy, the regional economy or real estate values.

At December 31, 1993 nonaccrual loans were $20.3 million. The gross amount of interest that would have been earned at original rates on nonaccrual loans was $2.3 million in 1993, of which $464,000 was received in 1993 and recorded in interest income.

At December 31, 1993, restructured commercial mortgages were $1.6 million. The gross amount of interest that would have been earned in 1993 if there had been no restructuring was $95,000 of which $83,000 was received and recorded in interest income. There are no commitments to lend additional funds to any debtor who is a party to a restructured loan.

The following table presents the amounts due from directors, principal officers, and their related interests. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and they did not involve a more than normal risk of collectibility or present any other unfavorable features.

                                                  YEAR ENDED DECEMBER 31, 1993
                                                  -----------------------------
Balance at beginning of year                                  $ 37,321
Additions                                                       11,289
Repayments and other changes                                   (23,816)
                                                              --------
Balance at end of year                                        $ 24,794
                                                              ========

NOTE 6
ALLOWANCE FOR POSSIBLE LOAN LOSSES

Transactions in the allowance for possible loan losses are summarized below:

                                                  YEAR ENDED DECEMBER 31, 1993
                                                  ----------------------------
Balance at beginning of year                                  $ 34,634
Charge-offs                                                    (17,352)
Recoveries                                                       4,573
                                                              --------
Net charge-offs                                                (12,779)
Provision for possible loan losses                              11,201
                                                              --------
Balance at end of year                                        $ 33,056
                                                              ========

NOTE 7
PREMISES AND EQUIPMENT

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized as follows:

                                                        DECEMBER 31, 1993
                                                        -----------------
Land and buildings                                            $ 36,214
Furniture and equipment                                         32,113
Leasehold improvements                                           7,153
Assets held under capital leases                                   372
                                                              --------
Gross book value                                                75,852
Accumulated depreciation and amortization                      (41,945)
                                                              --------
Net book value                                                $ 33,907
                                                              ========

Depreciation and amortization expense on premises and equipment amounted to $4.9 million in 1993.

Certain facilities and equipment are leased under short- and long-term lease agreements expiring at various dates to the year 2003. Substantially all such leases are accounted for as operating leases. In certain cases, these leases contain renewal options and generally provide that Independence pays for insurance, taxes and maintenance. Rental expense on operating leases amounted to $1.7 million in 1993. Required minimum annual rentals due on noncancelable leases expiring after one year approximate $8.9 million in the aggregate at December 31, 1993. Minimum annual rentals for each of the years 1994 through 1998 are approximately $1.6 million, $1.4 million, $1.2 million, $1.1 million and $752,000, respectively.

NOTE 8
OTHER ASSETS

At December 31, 1993, Independence had $16.1 million of other real estate owned. Other real estate expense was $2.4 million in 1993.

NOTE 9
SHORT-TERM BORROWINGS

Federal funds purchased represent overnight borrowings. Securities sold under agreements to repurchase represent borrowings which may range from one day to three months in maturity. Other short-term borrowings consist of demand notes, and Treasury, tax and loan note options payable upon demand.

The following table presents certain information for federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings:

                                DECEMBER 31, 1993
                              ----------------------
                                          Average
                                 Amount     Rate
                              ----------------------
Federal funds purchased:
  At December 31                $    ---     ---%
  Average amount outstanding         221     3.62
  Maximum month-end balance          ---

Securities sold under
agreements to repurchase:
  At December 31                $ 51,774     2.29%
  Average amount outstanding      89,718     2.73
  Maximum month-end balance      130,278

Other short-term borrowings:
  At December 31                $ 10,456     2.85%
  Average amount outstanding       7,705     2.63
  Maximum month-end balance       13,898

NOTE 10
LONG-TERM BORROWINGS

Long-term borrowings represent obligations with original maturities exceeding one year. A summary of these borrowings is presented below:

                                            DECEMBER 31, 1993
                                            -----------------
Mortgage loans, secured by bank premises          $  1,821
Subordinated convertible debentures                 42,147
Subordinated debentures                             25,000
Obligations under capital leases                       286
Federal Home Loan Bank borrowings                   65,000
                                                  --------
Total                                             $134,254
                                                  ========

Mortgage loans range in maturity from 1994 to 1999 at fixed rates of 7.50% and floating interest rates up to 70% of prime. The aggregate amount of maturities for all long-term borrowings due in each of the five years 1994 through 1998 are $1.4 million, $25.1 million, $30.1 million, $10.0 million and $10,000, respectively.

Independence has $42.1 million outstanding in 7.0% convertible subordinated debentures due in 2011. Interest is paid semi-annually. The debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of common stock at a conversion price of $36.25 per share. The debentures are redeemable at Independence's option at a price of 102.1% of par on or after June 15, 1993, declining annually thereafter to par on and after June 15, 1996, together in each case with accrued interest. Independence must comply with covenants under this agreement. These covenants include restrictions upon the issuance of capital stock of significant subsidiaries (as defined), and limitations on liens, as security for indebtedness for money borrowed, upon any shares of stock of any significant subsidiary.

In 1990, Independence issued for general purposes $25.0 million in subordinated debentures due in 2000 with a floating interest rate of prime plus 0.25%. Optional repayments may begin after the third year. This agreement contains certain covenants which include limitations on the issuance of funded and senior indebtedness (as defined), the creation of encumbrances, sale and leaseback transactions, investments in subsidiaries, long-term lease rentals, the issuance of certificates of deposit greater than $100,000 and deposit notes, transactions with affiliates, the issuance of preferred stock by certain subsidiaries, acquisition and disposition of assets including consolidations and mergers, the purchase of treasury stock, the payment of cash dividends and the maintenance of specified ratios. At December 31, 1993, under the most restrictive limitations, consolidated retained earnings of $14.8 million were unrestricted and available for dividends, the amount of additional funded indebtedness, as defined, that could be issued was $41.7 million, and the minimum net worth requirement was $165.0 million.

Federal Home Loan Bank ("FHLB") borrowings of $65.0 million were borrowed at rates ranging from one-month LIBOR less 0.10% to 5.89% and are used for general corporate purposes. At a subsidiary bank, these borrowings are collateralized by a pledge of the bank's portfolio of the unencumbered investment securities, mortgaged-backed securities, certain mortgage loans and a lien on the bank's FHLB stock.

NOTE 11
FEDERAL INCOME TAXES

Applicable income taxed consisted of:

                         YEAR ENDED DECEMBER 31, 1993
                         ----------------------------
Current income taxes                 $6,288
Deferred income taxes                 2,024
                                     ------
Total                                $8,312
                                     ======


Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that represent the significant portions of the deferred tax asset or liability at December 31, 1993 were as follows:

                                            December 31, 1993
                                           ------------------
Provision for possible loan losses                ($11,365)
Lease financing deduction                            6,355
Investment income                                   (1,763)
Other, net                                             886
                                                  ---------
Net deferred tax asset                            ($ 5,887)
                                                  =========

The reconciliation between the statutory and effective tax rate for net income was as follows:

                                    YEAR ENDED DECEMBER 31, 1993
                                    ----------------------------
Statutory tax rate                               35%
Tax exempt interest                              (4)
Other                                            (4)
                                                -----
Effective tax rate                               27%
                                                =====

NOTE 12
SHAREHOLDERS' EQUITY

Independence had a dividend reinvestment and stock purchase plan for shareholders in which 3,000,000 shares of common stock were authorized for issuance. This plan was terminated on December 31, 1993, as required under the agreement and plan of merger with CoreStates. Additional shares of common stock were able to be purchased with reinvested dividends at a 5% discount from the market price. Common stock was also able to be purchased with voluntary cash payments at the market price. The number of shares purchased pursuant to this plan were 53,997 shares in 1993.

During 1993, Independence had an employee stock purchase plan in which 600,000 shares of common stock were authorized for issuance to persons who have been continuously employed by Independence for one year and who participated through payroll deductions; this plan was also terminated on December 31, 1993, as required under the agreement and plan of merger with CoreStates. Option periods under the employee stock purchase plan covered a six-month period from January 1 to June 30, and July 1 to December 31. Common stock was purchased under the plan at the lesser of 85% of the fair market value of the common stock on the first or last day of the offering period. During 1993, 16,122 shares were issued to participants at $19.98 and $21.89 per share.

Independence has a 1992 employee long-term incentive plan under which 600,000 shares were registered on May 21, 1992 for issuance as stock options, stock appreciation rights, share awards or stock grants. Independence also has a 1992 non-employee director stock option plan under which 150,000 shares were registered on May 21, 1992. In 1993, 21,000 options were granted under the non-employee director stock option plan; no options were granted under the 1992 employee long-term incentive plan. These options have been granted for a term up to five years at a minimum fair market value of the shares at the date of grant. Under the Merger Agreement, future stock option grants are not authorized. Changes in total options outstanding during 1993 were as follows:

                                        Shares      Options       Option Price
                                      Available   Outstanding      Per Share
                                      ------------------------------------------
January 1, 1993                         844,102       690,928   $13.50 to $31.00
  Granted during year                  ( 21,000)       21,000    25.75
  Exercised during year                     ---      (163,763)   13.50 to  31.00
  Forfeited during year                  25,100       (25,100)   13.50 to  31.00
                                       -----------------------------------------
December 31, 1993                       848,202       523,065   $13.50 to $31.00
                                       =========================================
Options exercisable at end of year                    470,915   $13.50 to $31.00
                                                     ===========================

Independence has a shareholders rights plan under which each share of common stock has a right to purchase 1/100th of a share of Series A preferred stock. The exercise price is $80.00 after any person or group acquires 20.0% or more of Independence's common stock or in certain other circumstances. The rights are redeemable by Independence for $0.01 per right until the earlier of the expiration date of February 21, 1999 or their exercise. Under the Merger Agreement, several amendments were made to this rights plan exempting
CoreStates from the applications of the plan. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of Independence.

As discussed in Note 2, as a condition to CoreStates entering into the Merger Agreement, and in consideration thereof, Independence and CoreStates entered into the Stock Option Agreement, entitling CoreStates, under certain circumstances to purchase up to 1,130,000 authorized but unissued shares of Independence Common Stock at an exercise price of $33.50, subject to termination within certain periods, in cash.

NOTE 13
RETIREMENT PLANS

Independence has a defined contribution plan which covers all employees who meet the age and service requirements. Independence made contributions of 9.0% of covered compensation in 1993 according to the plan's vesting schedule. Independence also has a savings plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The savings plan covers substantially all employees who meet the age and service requirements. The plan provides for elective employee contributions up to 8.0% of compensation and a full matching company contribution limited to 3.0%. The total expense relating to current retirement plans was $3.4 million in 1993.


NOTE 14
DIVIDEND AND LOAN RESTRICTIONS

The dividends that may be paid to the parent company by its banking subsidiaries are subject to certain legal limitations. Based on these limitations, the amount available for payment of dividends by all subsidiary banks was $83.7 million at December 31, 1993. Under current Federal Reserve regulations, the banking subsidiaries are limited in the amount they may loan to their affiliates, including the parent company. Such loans must be secured by specified obligations. In addition, any such loans to a single affiliate may not exceed 10.0%, and the aggregate of all loans to all affiliates may not exceed 20.0% of each banking subsidiary's regulatory capital. At December 31, 1993, the maximum amount available for transfer from the banking subsidiaries to the parent company in the form of loans and dividends approximated 49.3% of consolidated shareholders' equity.

Independence has certain restrictive covenants in its loan agreements which include limitations on the payment of cash dividends. At December 31, 1993, $14.8 million of consolidated retained earnings were unrestricted and available for dividend payments.

NOTE 15
COMMITMENTS AND CONTINGENCIES

Various legal proceedings are pending against Independence and its subsidiaries. Management does not anticipate any material losses as a result of these actions.

Independence is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, recourse arrangements, commitments to sell and purchase mortgage loans and mortgage-backed securities, and interest rate swaps, caps and forward rate agreements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

Credit risk is defined as the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform in accordance with the terms of the contract. The maximum exposure to credit loss under commitments to extend credit, standby letters of credit, and loans sold with recourse is represented by the contractual amount of these instruments. Independence uses the same underwriting standards and policies in making credit commitments as it does for on-balance-sheet instruments. For interest rate swaps, caps, forward rate agreements and purchased option contracts, the notional amounts do not reflect exposure to credit loss. The credit risk of these instruments is controlled through credit approvals, risk control limits and monitoring procedures.

                                                            CONTRACT OR NOTIONAL AMOUNT
                                                                  DECEMBER 31, 1993
                                                                  -----------------
Financial instruments whose contract amounts represent potential risk:
   Commitments to extend credit                                         $498,630
   Standby letters of credit                                              33,607
   Loans sold with recourse                                                9,834
Financial instruments whose notional or contractual amounts exceed the amount of potential credit risk:
   Floating rate basis swaps                                              15,000
   Interest rate swaps maturing within one year                           75,000
   Interest rate swaps maturing beyond one year                          302,500
   Purchased Option Contracts                                             89,000
Commitments to sell mortgage loans
   and mortgage-backed securities                                         37,580


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Independence evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory, and equipment.

Standby letters of credit are conditional commitments issued that guarantee the performance of a customer to a third party. The credit risk and collateral policy involved in issuing letters of credit is essentially the same as that involved in extending loan commitments. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory, and equipment.

Independence has retained credit risk on certain residential mortgage loans sold. The investor may require that Independence repurchase the individual loans if they become 90 days past due. The loans sold with recourse totaled $9.8 million December 31, 1993.

Independence enters into interest rate swaps, forward rate agreements and purchased option contracts to manage the interest rate exposure of its balance sheet. These transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swaps, forward rate agreements and purchased option contracts involves not only the risk of default by the other party, but also the interest rate risk associated with unmatched positions. Independence enters into only matched or hedged positions. The amounts potentially subject to credit risk are the streams of payments under the agreements and not the notional amounts used to express the volume of these transactions. The exposure to credit loss from interest rate swaps, forward rate agreements and purchased option contracts can be estimated by calculating the cost, on a present value basis, to replace at current market rates all profitable contracts outstanding at year-end. On that basis, the estimate of exposure on outstanding interest rate swaps, forward rate agreements and purchased option contracts was $4.8 million at December 31, 1993.

In conjunction with its mortgage banking activities, Independence commits to sell mortgage loans and mortgage-backed securities. These forward contracts are entered into for the purposes of reducing the market risk associated with originating residential mortgage loans for sale. Additional risks may arise if Independence is unable to originate loans to fulfill the contracts, in which case Independence would repurchase mortgage-backed securities to deliver against the contracts. In addition, options and futures contracts may be used to offset the interest rate risk. Unrealized gains or losses on these purchased option contracts are included in the lower of cost or market valuation of the mortgages held for sale at year-end.

NOTE 16
DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards #107, "Disclosures about Fair Value of Financial Instruments", requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For Independence, as for most financial institutions, approximately 98.0% of its assets and liabilities are considered financial instruments; however, many of these instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also Independence's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the company for the purpose of this disclosure.

Estimated fair values have been determined by Independence using the best available data, and an estimated methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimated methodologies used, the estimated fair values and recorded book balances at December 31, 1993, were as follows:

The carrying amounts of cash and due from banks and short-term investments approximate fair value because of the short maturity of these instruments.

                                   Estimated   Recorded
                                   Fair Value  Book Balance
                                   ------------------------
Cash and due from banks            $  120,462  $  120,462
Short-term investments                 87,114      87,144

Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Investments available-for-sale are carried at fair value.

                                   Estimated   Recorded
                                   Fair Value  Book Balance
                                   ------------------------
Mortgages held for sale            $   57,572  $   57,119
Investments available-for-sale        588,004     588,004

Financial instruments with stated maturities have been valued using present value discounted cash flow with a discount rate approximating the current market for similar assets and liabilities.

                                   Estimated   Recorded
                                   Fair Value  Book Balance
                                   ------------------------
Deposits with stated maturities      $629,718      $623,383
Short-term borrowings                  62,217        62,230
Long-term debt                        138,833       134,254


Financial instrument liabilities with no stated maturities have an estimated fair value equal to the amount payable on demand which is the recorded book balance.

                                    Estimated   Recorded
                                    Fair Value  Book Balance
                                    -------------------------
Deposits with no stated maturities  $1,529,682  $1,529,682

The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the Treasury yield curve adjusted for non-interest operating costs, credit loss and assumed prepayment risk.

                                    Estimated   Recorded
                                    Fair Value  Book Balance
                                    ------------------------
Loans, net of unearned income       $1,713,555  $1,687,997

Changes in assumptions or estimated methodologies may have a material effect on these estimated fair values.

Independence's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting.

The fair values of off-balance-sheet instruments have been determined based on fees, net of costs, currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

                                          Fair Value of Asset (Liability)
                                                DECEMBER 31, 1993
                                          -------------------------------
Commitments to extend credit                          $(1,868)
Standby letters of credit                                 840
Interest rate swap agreements                          (6,974)
Purchased option contracts                                470

Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values. Therefore, these values may not be realizable. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Independence.

NOTE 17
FINANCIAL STATEMENTS OF
INDEPENDENCE BANCORP, INC. (PARENT ONLY)

BALANCE SHEET
- -------------------------------------------------------------------------------------
December 31,                                                                     1993
- -------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                      $   ---
Investments in subsidiary banks                                              219,964
Investments in nonbank subsidiaries                                           13,884
Advances to and notes receivable from subsidiary banks                        37,755
Advances to and notes receivable from nonbank subsidiaries                    11,141
Other investments                                                              1,247
Other assets                                                                   7,095
- -------------------------------------------------------------------------------------
     Total Assets                                                           $291,086
                                                                            =========
Liabilities
Long-term borrowings                                                         $67,147
Other liabilities                                                              1,961
     Total Liabilities                                                        69,108
Shareholders' Equity
Preferred stock                                                                  ---
Common stock                                                                  29,188
Surplus                                                                       91,659
Retained earnings                                                            103,521
Treasury stock                                                                (2,390)
- -------------------------------------------------------------------------------------
     Total Shareholders' Equity                                              221,978
- -------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                             $291,086
                                                                            =========
STATEMENT OF INCOME
- -----------------------------------------------------------------------
Year Ended December 31,                                            1993
- -----------------------------------------------------------------------
Dividends from subsidiary banks                                $25,366
Dividends from nonbank subsidiaries                                172
Interest income from subsidiary banks                            1,352
Interest income from nonbank subsidiaries                        3,160
Other income and dividends                                         696
Management fees charged to subsidiary banks                      9,759
Management fees charged to nonbank subsidiaries                    234
Gains (losses) on sales of investment securities                   748
- -----------------------------------------------------------------------
     Total income                                               41,487
- -----------------------------------------------------------------------
Salaries and employee benefits                                   7,530
Interest expense                                                 7,300
Other expenses                                                   5,139
- -----------------------------------------------------------------------
     Total expense                                              19,969
- -----------------------------------------------------------------------
Income before applicable income tax benefit and
  equity in undistributed earnings of subsidiaries              21,518
 Income taxes (benefit)                                         (1,511)
- -----------------------------------------------------------------------
Income before equity in undistributed earnings of
  subsidiary banks                                              23,029
Equity in undistributed earnings (losses) of subsidiary banks    3,092
Equity in undistributed earnings (losses) of nonbank
  subsidiaries                                                  (3,242)
- -----------------------------------------------------------------------
Net Income                                                     $22,879
                                                               ========

STATEMENT OF CASH FLOW
- ---------------------------------------------------------------------------
Year Ended December 31,                                                1993
- ---------------------------------------------------------------------------
Operating Activities
Net income                                                         $22,879
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Securities (gains) losses                                          (748)
   Recoveries on certain bonds                                          (4)
   Provision for depreciation                                          260
   Equity in undistributed earnings of subsidiaries                 (8,466)
   Net (increase) decrease in accrued income and other assets       (2,107)
   Net decrease in accrued expense and other liabilities              (829)
- ---------------------------------------------------------------------------
Net cash provided by operating activities                           10,985
- ---------------------------------------------------------------------------
Investing Activities
Net (increase) decrease in advances and notes
   receivable with subidiaries                                      (9,902)
Purchases of investment securities                                  (2,151)
Proceeds from sales of investment securities                         5,665
Return of capital from subsidiaries                                  8,276
Additional capitalization of subsidiaries                           (4,460)
Premises and equipment expenditures                                   (188)
- ---------------------------------------------------------------------------
Net cash provided (used) by investing activities                    (2,760)
- ---------------------------------------------------------------------------
Financing Activities
Proceeds from dividend reinvestment
   and employee stock purchase plans                                 4,966
Cash dividends paid                                                (13,252)
- ---------------------------------------------------------------------------
Net cash used by financing activities                               (8,286)
- ---------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                       (61)
Cash and cash equivalents at beginning of year                          61
- ---------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $0
                                                                   ========

Supplemental disclosures:
   Interest paid                                                    $6,080
   Income taxes paid                                                   ---
Noncash transactions:
   Conversion of note receivable to investment in subsidiary        15,400
   Securities transferred from bank subsidiaries as dividend
     payment                                                           340

NOTES TO PARENT COMPANY ONLY FINANCIAL STATEMENTS
1. The financial statements of Independence Bancorp, Inc. (Parent Only) shown above should be read in conjunction with the consolidated financial statements and the footnotes to the consolidated financial statements.
2. There is no federal income tax applicable to the dividends and other income received from the subsidiaries since the parent company and its subsidiaries file a consolidated federal income tax return.
3. Interest expense includes $2.7 million of interest rate swap expense in 1993.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Independence Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Independence Bancorp, Inc. and Subsidiaries as of December 31, 1993 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independence Bancorp, Inc. and Subsidiaries at December 31, 1993 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 4 to the Consolidated Financial Statements, the Company changed its method of accounting for investments in 1993.


                                           COOPERS & LYBRAND


January 19, 1994
2400 Eleven Penn Center
Philadelphia, Pennsylvania